Exhibit 10.7

CONSULTING AGREEMENT

This consulting agreement (the “Agreement”), dated as of February 13, 2018 (“Effective Date”), sets forth the terms and conditions that will govern the engagement of Brian MacLean (“Consultant”) to provide consulting services to The Travelers Companies, Inc. and its affiliates (“Travelers”).

1.              Services.  Consultant agrees to provide the following services: strategic and other advice as requested from time to time by Travelers Chairman and CEO (the “Services”).

2.              Payment.

a.              During the Term (as defined below), the fee for Services shall be $50,000 per month.  Travelers will reimburse Consultant for reasonable, actual out-of-pocket expenses, so long as the expenses are itemized and supported by receipts.  Consultant acknowledges and agrees that as a consultant to Travelers, Consultant is not intended to be covered by and shall not be entitled to participate in any health insurance program, life or disability insurance program, pension or retirement program, severance program, incentive compensation program or any other welfare, pension, compensation, fringe or other benefit plan, program or arrangement (collectively, “Benefit Plans”) sponsored or offered by Travelers.  This Agreement shall not affect Consultant’s eligibility to continue to participate in, and benefit from, Benefit Plans under which he is entitled to participate as a retiree of Travelers.

b.             Consultant will provide information as required by Travelers to complete any reporting obligations of Travelers to applicable taxing authorities.  Travelers will not be responsible for any corporate business and franchise taxes, taxes based on Consultant’s income or gross receipts, withholding taxes and payroll taxes.  Consultant shall make all payments due to, or on behalf of, Consultant, including remittance to proper authorities of all required income and payroll taxes and all other amounts or benefits owed to or payable to or on behalf of such Consultant.  As between the parties, all such taxes and contributions shall be the liability and sole responsibility of Consultant, and Travelers shall not withhold or pay any amounts relating to any taxes or contributions imposed by any governmental or other public agency with respect to any amounts paid to Consultant pursuant to this Agreement.

3.              Independent Contractor.  Consultant acknowledges that Consultant is an independent contractor and nothing in this Agreement shall be construed to create an employer-employee, partnership, joint venture, agency or other relationship between Travelers and Consultant.  Consultant shall not act as agent for Travelers, and shall not have the authority to bind or make any representations on behalf of Travelers.  Consultant may not subcontract or otherwise delegate Consultant’s obligations under this Agreement without Travelers’ prior written approval.

4.              Term; Termination; Survival.  The term of this Agreement shall commence on April 2, 2018 and shall continue through March 31, 2019 (the “Term”), subject to the termination provisions hereof.  If Travelers breaches any provision hereof, Consultant may terminate this Agreement upon written notice, without any obligation, liability or penalty of any kind.  If Consultant breaches this Agreement, the Amended and Restated Non-Solicitation and Non-Disclosure Agreement, entered into as of January 16, 2017, between Consultant and The Travelers Companies, Inc. (the “Non-Solicitation and Non-Disclosure Agreement”) or any obligations contained in any other agreement in effect between Consultant and Travelers, Travelers may terminate this Agreement upon written notice, without any obligation, liability or penalty of any kind.  In addition to this Section 4, the following Sections shall survive the expiration or termination of the Agreement:  Sections 2, 3, 5, 6, 7 and 9.

5.              Ownership of Work Product.  To the extent Consultant creates any Work Product (as defined herein) in connection with the Services, Consultant hereby agrees that such Work Product shall be and remain the property of Travelers. “Work Product” shall mean all materials, data, works of authorship, concepts, presentations and reports in connection with Consultant’s performance of the Services, including, without limitation, all intellectual property rights therein.  Consultant agrees that, to the full extent permitted under applicable law, all Work Product shall constitute “works made for hire” (as such term is defined in 17 U.S.C. § 101) for Travelers.  To the extent that any Work Product does not constitute a “work made for hire” for Travelers, Consultant hereby irrevocably assigns, transfers, and conveys (and agrees to assign, transfer, and convey, without further consideration) to Travelers, on a worldwide and perpetual basis, all right, title and interest in and to any and all Work Product, including all intellectual property rights therein.  Consultant shall have no right to retain any Work Product following the termination or expiration of the Agreement.

6.              Confidentiality.  The parties agree that any confidential information provided to Consultant pursuant to this Agreement shall be subject to the confidentiality provisions set forth in the Non-Solicitation and Non-Disclosure Agreement.

7.              Representations and Warranties.  Consultant represents, warrants and covenants that: (a) Consultant has full authority to enter into this Agreement; (b) Consultant’s performance of the Services hereunder shall not create any conflict of interest (whether legal or ethical) for Consultant and will not conflict with any other obligations or agreements; and (c) Consultant’s performance hereunder, and the Services, will comply with all applicable  laws, regulations and orders of any governmental, judicial or administrative authority.

8.              Compliance with Travelers Policies.  In connection with performing the Services, Consultant shall comply with all guidelines, standards and practices established by Travelers and made known to Consultant, including without limitation, policies relating to conduct within Travelers facilities, use of Travelers systems and security.

9.              General.  This Agreement constitutes the entire agreement between the parties and supersedes and replaces all previous agreements, oral or written, between the parties relating to the subject matter hereof, and may only be amended by a written instrument signed by both parties.  Consultant may not assign or transfer this Agreement or any of its rights or obligations hereunder to any third party, without the prior written consent of Travelers.  Any attempted assignment in violation of this Section shall be void.  Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties, their successors and assigns. This Agreement may be executed in any number of counterparts, all of which shall constitute one and the same instrument.  If any provision of this Agreement shall be deemed invalid or unenforceable for any reason, the remaining provisions shall continue to be valid and enforceable.  No delay or omission on the part of either party in exercising any right hereunder will operate as a waiver of any right hereunder.  This Agreement will be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles thereof.  Consultant may not use or refer to the name of Travelers, or any trademark, service mark or logo of Travelers, in any manner, including without limitation, in any marketing, advertising, press release or other public announcement, without the prior written consent of Travelers.

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.

THE TRAVELERS COMPANIES, INC.	BRIAN MACLEAN

/s/ Alan D. Schnitzer	/s/ Brian MacLean

Alan D. Schnitzer
Chief Executive Officer